Civeo Reports First Quarter 2022 Results

First Quarter Highlights include:
•Revenue in the first quarter was up 32% from the first quarter of 2021. With our improving outlook, Civeo is raising its full year 2022 guidance;
•Reported first quarter revenues of $165.7 million and net income of $0.9 million; and
•Delivered first quarter Adjusted EBITDA of $25.6 million.

HOUSTON and CALGARY, April 29, 2022 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2022.
“In the first quarter of 2022, Civeo capitalized on the continued recovery across all three regions, and especially in our Canadian business. We experienced a substantial year-over-year increase in our Canadian lodge billed rooms, coupled with increased Canadian mobile camp activity, " stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, "We are experiencing increased accommodation needs in Canada for the turnaround season along with continued mobile camp activity in British Columbia, both of which should benefit the second and third quarters of 2022. In Australia, activity is also improving in our Bowen Basin villages as met coal prices remain constructive and we are starting to see expansionary spending by the miners there. We continue to manage inflationary pressures globally, including both labor and food costs. Labor inflation is most acute in Western Australia; however, we are beginning to see improving margins in our integrated services business. As a result of the overall improvement in our outlook, we are raising our full year guidance.”

Mr. Dodson concluded, "Over the past two years, the resiliency of our teams and our commitment to deleveraging and serving our customers have created the financial and operational flexibility we need to succeed in a range of operating environments and deliver returns for our shareholders."

First Quarter 2022 Results
In the first quarter of 2022, Civeo generated revenues of $165.7 million and reported net income of $0.9 million, or $0.06 per diluted share. During the first quarter of 2022, Civeo produced operating cash flow of $2.0 million, Adjusted EBITDA of $25.6 million and free cash flow of $0.7 million.
By comparison, in the first quarter of 2021, Civeo generated revenues of $125.4 million and reported a net loss of $10.0 million, or $0.70 per diluted share. During the first quarter of 2021, Civeo produced operating cash flow of $12.8 million, Adjusted EBITDA of $16.2 million and free cash flow of $16.1 million.
Overall, the increase in revenues and Adjusted EBITDA in the first quarter of 2022 compared to the first quarter of 2021 was primarily driven by a significant increase in Canadian lodge billed rooms and increased Canadian mobile camp activity, as well as an increase in Australian village billed rooms. The year-over-year decrease in operating cash flow and free cash flow was a result of working capital increases in 2022 that resulted in a decrease in operating cash flow and free cash flow of $10.9 million and $15.4 million, respectively, year-over-year. The increase in working capital in the first quarter of 2022 was largely due to timing of payments and receipts that is expected to unwind in the second and third quarters of 2022.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2022 to the results for the first quarter of 2021.)

Canada
During the first quarter of 2022, the Canadian segment generated revenues of $96.0 million, operating income of $4.0 million and Adjusted EBITDA of $17.2 million, compared to revenues of $61.9 million, an operating loss of $7.7 million and Adjusted EBITDA of $10.8 million in the first quarter of 2021. The first quarter of 2021 operating loss and Adjusted EBITDA included $2.8 million of other income related to proceeds from the Canadian Emergency Wage Subsidy program (CEWS), compared to zero in the first quarter of 2022, and a $0.9 million gain on sale of a Canadian manufacturing facility.

On a constant currency basis, the Canadian segment experienced a 55% period-over-period increase in revenues largely due to a 32% year-over-year increase in billed rooms, driven by increased customer activity as a result of the recovery of oil prices and a reduced impact from COVID-19. Adjusted EBITDA for the Canadian segment increased 59% year-over-year primarily due to the aforementioned dynamics.

Australia
During the first quarter of 2022, the Australian segment generated revenues of $63.5 million, operating income of $6.1 million and Adjusted EBITDA of $15.4 million, compared to revenues of $59.6 million, operating income of $3.3 million and Adjusted EBITDA of $12.8 million in the first quarter of 2021. Results from the first quarter of 2022 reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $4.2 million and $1.0 million, respectively.

On a constant currency basis, the Australian segment experienced a 14% period-over-period increase in revenues, driven by a 12% year-over-year increase in billed rooms due to increased customer maintenance activity in the Bowen Basin. Adjusted EBITDA from the Australian segment increased 21% year-over-year due to higher village occupancy in the Bowen Basin, partially offset by higher labor costs across the village and integrated services businesses.
U.S.
The U.S. segment generated revenues of $6.2 million, an operating loss of $1.6 million and Adjusted EBITDA of $0.0 million in the first quarter of 2022, compared to revenues of $3.9 million, an operating loss of $2.6 million and negative Adjusted EBITDA of $1.2 million in the first quarter of 2021. Revenues and Adjusted EBITDA increased year-over-year primarily due to the increase in the U.S. oil and gas rig count, which led to an improvement in Civeo's wellsite services and offshore businesses.
Financial Condition
As of March 31, 2022, Civeo had total liquidity of approximately $83.1 million, consisting of $76.7 million available under its revolving credit facilities and $6.4 million of cash on hand.
Civeo’s total debt outstanding on March 31, 2022 was $177.9 million, a $2.8 million increase since December 31, 2021. The increase consisted of unfavorable foreign currency translation of $3.1 million, partially offset by $0.3 million in debt payments from cash flow generated by the business.
Civeo reduced its net leverage ratio to 1.40x as of March 31, 2022 from 1.49x as of December 31, 2021.
During the first quarter of 2022, Civeo invested $3.6 million in capital expenditures, which was relatively consistent with the $3.4 million invested during the first quarter of 2021. Capital expenditures in both periods were predominantly related to maintenance spending on the Company’s lodges and villages.

Full Year 2022 Guidance
For the full year of 2022, Civeo is raising its previously provided revenue and Adjusted EBITDA guidance range to $660 million to $675 million and $95 million to $102 million, respectively. The Company is maintaining its full year 2022 capital expenditure guidance of $20 million to $25 million.

Conference Call
Civeo will host a conference call to discuss its first quarter 2022 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and using the conference ID 13729407#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13729407#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 27 lodges and villages in Canada, Australia and the U.S., with an aggregate of over 28,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs, and ability to pay down debt are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic, any increases in or severity of COVID-19 cases (including due to existing or new variants) and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales.

See “Non-GAAP Reconciliation” below for additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021

Revenues	$165,678	$125,430

Costs and expenses:
Cost of sales and services	125,843	99,810
Selling, general and administrative expenses	15,213	14,181
Depreciation and amortization expense	20,127	21,269
Other operating expense	258	71
	161,441	135,331
Operating income (loss)	4,237	(9,901)

Interest expense	(2,468)	(3,362)
Other income	1,696	4,914
Income (loss) before income taxes	3,465	(8,349)
Income tax expense	(1,557)	(1,076)
Net income (loss)	1,908	(9,425)
Less: Net income attributable to noncontrolling interest	498	59
Net income (loss) attributable to Civeo Corporation	1,410	(9,484)
Less: Dividends attributable to Class A preferred shares	487	478
Net income (loss) attributable to Civeo common shareholders	$923	$(9,962)

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$0.06	$(0.70)
Diluted	$0.06	$(0.70)

Weighted average number of common shares outstanding:
Basic	14,096	14,211
Diluted	14,219	14,211

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2022	December 31, 2021
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$6,423	$6,282
Accounts receivable, net	124,484	114,859
Inventories	7,271	6,468
Assets held for sale	10,800	11,762
Prepaid expenses and other current assets	12,869	17,822
Total current assets	161,847	157,193

Property, plant and equipment, net	386,022	389,996
Goodwill, net	8,468	8,204
Other intangible assets, net	93,542	93,642
Operating lease right-of-use assets	17,879	18,327
Other noncurrent assets	5,336	5,372
Total assets	$673,094	$672,734

Current liabilities:
Accounts payable	$47,204	$49,321
Accrued liabilities	22,797	33,564
Income taxes	232	171
Current portion of long-term debt	30,868	30,576
Deferred revenue	13,608	18,479
Other current liabilities	4,441	4,807
Total current liabilities	119,150	136,918

Long-term debt	145,037	142,602
Deferred income taxes	2,494	896
Operating lease liabilities	14,911	15,429
Other noncurrent liabilities	18,531	13,778
Total liabilities	300,123	309,623

Shareholders' equity:
Preferred shares	62,428	61,941
Common shares	—	—
Additional paid-in capital	1,583,474	1,582,442
Accumulated deficit	(912,037)	(912,951)
Treasury stock	(9,063)	(8,050)
Accumulated other comprehensive loss	(353,911)	(361,883)
Total Civeo Corporation shareholders' equity	370,891	361,499
Noncontrolling interest	2,080	1,612
Total shareholders' equity	372,971	363,111
Total liabilities and shareholders' equity	$673,094	$672,734

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2022	2021

Cash flows from operating activities:
Net income (loss)	$1,908	$(9,425)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,127	21,269
Deferred income tax expense	1,491	1,041
Non-cash compensation charge	1,032	1,027
Gains on disposals of assets	(1,489)	(1,902)
Provision (benefit) for credit losses, net of recoveries	(20)	193
Other, net	686	716
Changes in operating assets and liabilities:
Accounts receivable	(7,142)	1,806
Inventories	(623)	(526)
Accounts payable and accrued liabilities	(13,697)	(5,287)
Taxes payable	59	51
Other current assets and liabilities, net	(379)	3,854
Net cash flows provided by operating activities	1,953	12,817

Cash flows from investing activities:
Capital expenditures	(3,592)	(3,372)
Proceeds from disposition of property, plant and equipment	2,364	6,651
Other, net	190	—
Net cash flows provided by (used in) investing activities	(1,038)	3,279

Cash flows from financing activities:
Term loan repayments	(8,003)	(8,872)
Revolving credit borrowings (repayments), net	7,680	(6,691)
Repurchases of common shares	(9)	—
Taxes paid on vested shares	(1,013)	(1,120)
Net cash flows used in financing activities	(1,345)	(16,683)

Effect of exchange rate changes on cash	571	(113)
Net change in cash and cash equivalents	141	(700)

Cash and cash equivalents, beginning of period	6,282	6,155
Cash and cash equivalents, end of period	$6,423	$5,455

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues
Canada	$95,952	$61,885
Australia	63,529	59,637
United States	6,197	3,908
Total revenues	$165,678	$125,430

EBITDA (1)
Canada	$17,219	$10,796
Australia	15,437	12,809
United States	9	(1,221)
Corporate and eliminations	(7,103)	(6,161)
Total EBITDA	$25,562	$16,223

Adjusted EBITDA (1)
Canada	$17,219	$10,796
Australia	15,437	12,809
United States	9	(1,221)
Corporate and eliminations	(7,103)	(6,161)
Total adjusted EBITDA	$25,562	$16,223

Operating income (loss)
Canada	$4,038	$(7,659)
Australia	6,135	3,307
United States	(1,609)	(2,598)
Corporate and eliminations	(4,327)	(2,951)
Total operating income (loss)	$4,237	$(9,901)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021

EBITDA (1)	$25,562	$16,223
Adjusted EBITDA (1)	$25,562	$16,223
Free Cash Flow (2)	$725	$16,096

(1)The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2022	2021

Net income (loss) attributable to Civeo Corporation	$1,410	$(9,484)
Income tax expense	1,557	1,076
Depreciation and amortization	20,127	21,269
Interest expense	2,468	3,362
EBITDA and Adjusted EBITDA	$25,562	$16,223

(2)The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2022	2021

Net Cash Flows Provided by Operating Activities	$1,953	$12,817
Capital expenditures	(3,592)	(3,372)
Proceeds from disposition of property, plant and equipment	2,364	6,651
Free Cash Flow	$725	$16,096

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

Year Ending December 31, 2022

EBITDA Range (1)	$95.0	$102.0

(1)The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2022
	(estimated)

Net loss	$(13.0)	$(6.0)
Income tax expense	9.0	9.0
Depreciation and amortization	89.0	89.0
Interest expense	10.0	10.0
EBITDA	$95.0	$102.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended March 31,
	2022	2021

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$67,194	$46,530
Mobile facility rental revenue (2)	24,018	10,499
Food and other services revenue (3)	4,740	4,856
Total Canadian revenues	$95,952	$61,885

Costs
Accommodation cost	$53,127	$38,336
Mobile facility rental cost	14,884	6,774
Food and other services cost	4,359	4,121
Indirect other cost	2,836	2,654
Total Canadian cost of sales and services	$75,206	$51,885

Average daily rates (4)	$106	$97

Billed rooms (5)	635,555	480,066

Canadian dollar to U.S. dollar	$0.790	$0.790

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$37,599	$33,675
Food and other services revenue (3)	25,930	25,962
Total Australian revenues	$63,529	$59,637

Costs
Accommodation cost	$18,407	$17,105
Food and other services cost	24,363	24,297
Indirect other cost	1,744	1,501
Total Australian cost of sales and services	$44,514	$42,903

Average daily rates (4)	$79	$79

Billed rooms (5)	474,474	424,666

Australian dollar to U.S. dollar	$0.724	$0.773

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400